UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   January 19, 2021

Dynavax Technologies Corporation

(Exact name of registrant as specified in its charter)

Commission File Number:  001-34207

Delaware	33-0728374
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2100 Powell Street, Suite 900

Emeryville, CA 94608

(Address of principal executive offices, including zip code)

(510) 848-5100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading symbol(s):	Name of each exchange on which registered:
Common Stock, $0.001 par value	DVAX	The Nasdaq Stock Market LLC

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 19, 2021, Dynavax Technologies Corporation (the “Company”) appointed Kelly MacDonald as its Senior Vice President, Chief Financial Officer, and Principal Financial Officer, effective upon her start date, which is expected to be March 1, 2021. The Company previously announced the planned retirement of its current Chief Financial Officer, Michael Ostrach, who will continue with the Company as a strategic advisor to assist with the transition.

Ms. MacDonald, age 36, joins Dynavax from Ironwood Pharmaceuticals, Inc. (“Ironwood”) where she spent nearly eight years and held roles of increasing responsibility. In her final role at Ironwood Ms. MacDonald served as Chief Accounting Officer and Vice President, Finance where she led the Company’s corporate accounting and finance processes, enterprise risk management, treasury and capital allocation strategy. While at Ironwood, she also had various other finance and accounting managerial roles where she provided financial advice on the company’s strategic planning, accounting policies, R&D portfolio management, global business development, product launches and commercial execution. Prior to joining Ironwood, Ms. MacDonald spent nearly seven years at PriceWaterhouseCoopers, LLP, ultimately serving as a Manager in the Health Industries Assurance Practice, primarily serving clients in life sciences and technology sectors.

Ms. Macdonald is a CPA and holds a Master of Business Administration from the Isenberg School of Management at the University of Massachusetts and a Bachelor of Science in Accounting from Fairfield University.

In connection with Ms. MacDonald’s appointment as the Company’s Chief Financial Officer, the Company and Ms. MacDonald entered into an Employment Agreement (“Agreement”), setting forth the primary compensation elements of her employment. Under the terms of the Agreement, Ms. MacDonald is entitled to the following compensation and benefits: (i) an annual base salary of $375,000, (ii) an annual targeted bonus of 50% of her base salary, subject to achievement of personal and corporate objectives, (iii) a $15,000 one-time signing bonus, subject to repayment if she voluntarily leaves the Company within 12 months of her start date, (iv) relocation assistance, and (v) and participation in the employee benefit plans generally made available to senior officers of the Company. As a material inducement to Ms. MacDonald to join the Company, she will also receive an option covering 350,000 shares from the Company’s 2021 Inducement Award Plan, with a strike price equal to the fair market value of the Company’s common stock on the date of grant. One-third of the shares subject to the option will vest on the one-year anniversary of grant, and the remainder will vest 1/36 per month until fully vested, subject at all times to her continued employment at the Company.

The Company intends to enter into its standard form of indemnification agreement with Ms. MacDonald. A form of the indemnification agreement was previously filed by the Company as Exhibit 10.19 to its Form 10-K filed on March 11, 2020. The Company also intends to enter into its standard form of Management Continuity and Severance Agreement (“MCSA”) with Ms. MacDonald, in substantially the form filed by the Company with its Quarterly Report on Form 10-Q filed on August 7, 2019 (No. 001-34207)

Ms. MacDonald was not appointed as the Company’s Chief Financial Officer pursuant to any arrangement or understanding with any other person. Ms. MacDonald does not have any family relationships with any executive officer or director of the Company and she is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dynavax Technologies Corporation
Date: January 21 ,2021	By:	/s/ STEVEN N. GERSTEN
Steven N. Gersten
Senior Vice President